BIMINI CAPITAL MANAGEMENT ANNOUNCES THIRD QUARTER 2017 RESULTS

VERO BEACH, Fla., (November 2, 2017) – Bimini Capital Management, Inc. (OTCBB:BMNM), ("Bimini Capital," "Bimini," or the "Company"), today announced results of operations for the three month period ended September 30, 2017.

Third Quarter 2017 Highlights

•	Net income of $1.5 million, or $0.12 per common share
•	Book value per share of $5.87
•	Company to discuss results on Friday, November 3, 2017, at 10:00 AM ET

Details of Third Quarter 2017 Results of Operations

The Company reported net income of $1.5 million for the three month period ended September 30, 2017.   The results for the quarter included net interest income of $0.7 million, net gains on mortgage backed securities and derivative instruments of $0.1 million, gains on retained interests of $0.1 million, advisory services revenue of $1.9 million, dividends on Orchid Island Capital, Inc. ("Orchid") common stock of $0.6 million, fair value adjustments on Orchid common stock of $0.5 million and operating expenses of $1.5 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid's business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended September 30, 2017, Bimini's statement of operations included a fair value adjustment of $0.5 million and dividends of $0.6 million from its investment in Orchid common stock.  Also during the three months ended September 30, 2017, Bimini recorded $1.9 million in advisory services revenue for managing Orchid's portfolio consisting of $1.5 million of management fees and $0.4 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio ("PT MBS") and the structured MBS portfolio, consisting of interest only ("IO") and inverse interest-only ("IIO") securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2017	$139,010,267	$2,060,828	$1,411,880	$3,472,708	$142,482,975
Securities purchased	58,075,033	-	-	-	58,075,033
Return of investment	n/a	(229,422)	(96,147)	(325,569)	(325,569)
Pay-downs	(2,410,070)	n/a	n/a	n/a	(2,410,070)
Premium lost due to pay-downs	(210,528)	n/a	n/a	n/a	(210,528)
Mark to market gains (losses)	686,495	(188,676)	(119,257)	(307,933)	378,562
Market Value - September 30, 2017	$195,151,197	$1,642,730	$1,196,476	$2,839,206	$197,990,403

The tables below present the allocation of capital between the respective portfolios at September 30, 2017 and June 30, 2017, and the return on invested capital for each sub-portfolio for the three month period ended September 30, 2017.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 13.2% and (9.2)%, respectively, for the third quarter of 2017.  The combined portfolio generated a return on invested capital of approximately 7.9%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2017
Market value	$195,151,197	$1,642,730	$1,196,476	$2,839,206	$197,990,403
Cash equivalents and restricted cash(1)	5,974,532	-	-	-	5,974,532
Repurchase agreement obligations	(187,373,780)	-	-	-	(187,373,780)
Total(2)	$13,751,949	$1,642,730	$1,196,476	$2,839,206	$16,591,155
% of Total	82.9%	9.9%	7.2%	17.1%	100.0%
June 30, 2017
Market value	$139,010,267	$2,060,828	$1,411,880	$3,472,708	$142,482,975
Cash equivalents and restricted cash(1)	6,813,851	-	-	-	6,813,851
Repurchase agreement obligations	(134,632,521)	-	-	-	(134,632,521)
Total(2)	$11,191,597	$2,060,828	$1,411,880	$3,472,708	$14,664,305
% of Total	76.3%	14.1%	9.6%	23.7%	100.0%
(1)	Amount excludes restricted cash of $173,420 and $173,420 at September 30, 2017 and June 30, 2017, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended September 30, 2017
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (loss) (net of repo cost)	$1,019,989	$(22,715)	$12,605	$(10,110)	$1,009,879
Realized and unrealized gains (losses)	475,967	(188,676)	(119,257)	(307,933)	168,034
Hedge losses(1)	(13,125)	n/a	n/a	n/a	(13,125)
Total Return	$1,482,831	$(211,391)	$(106,652)	$(318,043)	$1,164,788
Beginning capital allocation	$11,191,597	$2,060,828	$1,411,880	$3,472,708	$14,664,305
Return on invested capital for the quarter(2)	13.2%	(10.3)%	(7.6)%	(9.2)%	7.9%

(1)	Excludes losses of approximately $6,000 associated with trust preferred funding hedges.
(2)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the third quarter of 2017, the Company received approximately $2.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate ("CPR") of approximately 8.3% for the third quarter of 2017.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
September 30, 2017	5.2	18.8	8.3
June 30, 2017	5.9	20.4	9.9
March 31, 2017	4.8	18.8	8.8
December 31, 2016	5.5	27.3	11.1
September 30, 2016	9.4	19.7	13.6
June 30, 2016	7.8	20.4	12.6
March 31, 2016	11.8	16.6	14.3

Portfolio

The following tables summarize the MBS portfolio as of September 30, 2017 and December 31, 2016:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2017
Fixed Rate MBS	$195,151	98.6%	4.23%	326	1-Sep-47
Total PT MBS	195,151	98.6%	4.23%	326	1-Sep-47
Interest-Only Securities	1,643	0.8%	3.44%	232	25-Dec-39
Inverse Interest-Only Securities	1,196	0.6%	5.32%	281	25-Apr-41
Total Structured MBS	2,839	1.4%	4.23%	253	25-Apr-41
Total MBS	$197,990	100.0%	4.23%	325	1-Sep-47
December 31, 2016
Fixed Rate MBS	$124,299	95.4%	4.24%	347	1-Oct-46
Total PT MBS	124,299	95.4%	4.24%	347	1-Oct-46
Interest-Only Securities	2,654	2.0%	3.48%	245	25-Dec-39
Inverse Interest-Only Securities	3,349	2.6%	5.52%	325	25-Dec-46
Total Structured MBS	6,003	4.6%	4.62%	290	25-Dec-46
Total MBS	$130,302	100.0%	4.26%	344	25-Dec-46

($ in thousands)
	September 30, 2017		December 31, 2016
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$171,565	86.7%	$120,961	92.8%
Freddie Mac	26,201	13.2%	8,870	6.8%
Ginnie Mae	224	0.1%	471	0.4%
Total Portfolio	$197,990	100.0%	$130,302	100.0%

	September 30, 2017	December 31, 2016
Weighted Average Pass Through Purchase Price	$109.33	$110.31
Weighted Average Structured Purchase Price	$6.02	$6.74
Weighted Average Pass Through Current Price	$108.00	$107.54
Weighted Average Structured Current Price	$7.38	$10.40
Effective Duration (1)	3.867	4.769

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.867 indicates that an interest rate increase of 1.0% would be expected to cause a 3.867% decrease in the value of the MBS in the Company's investment portfolio at September 30, 2017.  An effective duration of 4.769 indicates that an interest rate increase of 1.0% would be expected to cause a 4.769% decrease in the value of the MBS in the Company's investment portfolio at December 31, 2016. These figures include the structured securities in the portfolio but not the effect of the Company's funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of September 30, 2017, the Company had outstanding repurchase obligations of approximately $187.4 million with a net weighted average borrowing rate of 1.35%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $198.2 million.  At September 30, 2017, the Company's liquidity was approximately $5.7 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at September 30, 2017.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
ED&F Man Capital Markets, Inc.	$75,996	40.5%	1.34%	$4,114	68
Mirae Asset Securities (USA) Inc.	29,580	15.8%	1.32%	1,578	41
South Street Securities, LLC	28,791	15.4%	1.34%	1,733	57
KGS - Alpha Capital Markets, L.P.	26,793	14.3%	1.35%	1,362	17
Citigroup Global Markets, Inc.	26,214	14.0%	1.37%	2,246	21
	$187,374	100.0%	1.35%	$11,033	48

(1)
Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles ("GAAP") in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of September 30, 2017, such instruments were comprised entirely of Eurodollar futures contracts.

The tables below present information related to outstanding Eurodollar futures contracts at September 30, 2017.

($ in thousands)
As of September 30, 2017
	Repurchase Agreement Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2017	$60,000	1.58%	1.48%	$(14)
2018	60,000	1.90%	1.73%	(100)
2019	60,000	2.32%	1.98%	(207)
2020	60,000	2.60%	2.14%	(277)
2021	60,000	2.80%	2.29%	(306)
Total / Weighted Average	$60,000	2.36%	2.00%	$(904)

($ in thousands)
As of September 30, 2017
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2017	$26,000	2.15%	1.48%	$(43)
2018	26,000	1.84%	1.73%	(28)
2019	26,000	1.63%	1.98%	90
2020	26,000	1.95%	2.14%	50
2021	26,000	2.22%	2.29%	18
Total / Weighted Average	$26,000	1.92%	2.00%	$87

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2017 was $5.87.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2017, the Company's stockholders' equity was $74.1 million, with 12,631,627 Class A Common shares outstanding.

Management Commentary

Commenting on the third quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, "As we entered the first quarter of 2017, risk assets were performing very well as the Trump Administration took office and appeared to be very pro-business.  The markets looked forward to a roll back of recently expanding regulations across many industries, a new and hopefully improved health care act, tax reform and possibly much needed infrastructure spending to refurbish the nation's aging roads, highways, bridges and airports.  While the Trump Administration made bold promises, very little has been delivered.  Market optimism was quickly replaced with pessimism.  Political infighting among the Trump Administration and congressional Republicans has generally been the cause, as has turmoil within the White House itself.   Geopolitical events surfaced in early April, specifically on the Korean peninsula.  These events kept the market on edge and induced sporadic flight to quality rallies as headlines hit the market from time to time. Incoming inflation data since March was below expectations.  In the case of the core Consumer Price Index ("CPI") measure, the year over year figure moved from 2.3% in January 2017 to 1.7% by May and has stayed there through September.  The yield on the 10-year US Treasury rate hit its year to date low on September 7, 2017, closing at 2.04%, and nearly broke below the psychologically important 2% level intra-day. However, there was a perceptible change in market sentiment in early September, and the market reversed course into the end of the third quarter and early fourth quarter.  The Trump Administration managed to strike a deal with Congress – predominantly Democratic members ironically – to avoid a government shut-down by raising the debt ceiling and passing a continuing resolution to fund the government into December.

"In spite of the low inflation readings described above, the Federal Reserve (the "Fed") remains convinced these readings are being driven by temporary or transitory phenomenon, and that inflation will reverse and head back towards their two percent target over the medium term.  At the conclusion of their meeting on September 20th, the Fed was quite clear they expect to hike their target rate again at the December meeting barring surprise outcomes to the downside.  The market accepts this outcome as highly likely – as reflected in Fed Funds futures pricing.  However, using the same measure, the market does not expect the Fed to raise rates in 2018 and beyond to the extent the Fed expects.  As a result, the combination of benign inflation readings coupled with hawkish Fed expectations has caused the yield curve to flatten significantly during the third quarter – through the lows seen in late June - to multi-year lows.  A second order effect of these developments has occurred in the equity and risk markets as they continue to perform exceedingly well.  The major equity indices in the US have made record new highs almost daily of late.

"The RMBS market performed well in the third quarter due to low volatility, tight trading spreads across most competing asset classes and demand from asset managers and REITs. Current coupon, 30-year fixed rate mortgage backed securities are trading at their tightest spread to comparable duration U.S. Treasuries since early 2014.   As long as these conditions persist, we believe that the market is not likely to suffer a material widening of spreads to comparable duration U.S. Treasuries, even as the Fed has started to trim their asset purchases.  The risk to this outcome appears to be inflation exceeding market expectations, which should allow the Fed to carry out their stated intentions to raise rates three times in 2018 and more so in the years after. This would also put upward pressure on volatility and longer-term rates, both expected to negatively impact MBS performance.

"The impact of these developments on our portfolio and results were not material in the third quarter.  While higher coupon, fixed rate mortgage backed securities – our core holding – did not perform as well as lower coupon, fixed rate mortgages, market demand for the various forms of call protection was robust, and pay-up premiums increased during the quarter.  As a result, mark to market gains (losses) were approximately $0.5 million net, and $0.7 million excluding the effects of prepayments on the pass-through portfolio.  The flattening of the U.S. Treasury curve had a negligible negative impact of $0.02 million on our Euro dollar hedges. The flattening of the curve, and higher funding levels, put slight downward pressure on our net interest spread as well.  Going forward, we expect the slope of the U.S. Treasury curve and our net interest spread to be driven by inflation readings – either consistent with Fed expectations, a negative outcome, or a continuation of what we have seen for the last seven months.  The impact on longer term rates of the tapering of asset purchases by the Fed, if any, will also be critical.

"Our RMBS portfolio grew during the quarter from $142.5 million at June 30, 2017 to $198.0 million at September 30, 2017.  Because we have no dividend distribution obligations or tax liability due to the existence of tax net operating loss carryforwards, our net cash flows from the portfolio, dividends on our Orchid Island Capital stock and advisory services can be deployed into the portfolio.

"Outside of market developments, advisory services revenue continued to benefit from growth at Orchid Island. Advisory services revenue enabled us to grow our portfolio operations as mentioned above. The Company's retained interests continue to cash flow and add to funds available for deployment in the portfolio, although such cash flows have moderated somewhat in the past two quarters."

Summarized Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of September 30, 2017, and December 31, 2016, and the unaudited consolidated statements of operations for the nine and three months ended September 30, 2017 and 2016.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	September 30, 2017	December 31, 2016
ASSETS
Mortgage-backed securities	$197,990,403	$130,301,989
Cash equivalents and restricted cash	6,147,952	5,651,437
Investment in Orchid Island Capital, Inc.	15,489,167	15,108,240
Accrued interest receivable	711,030	512,760
Retained interests in securitizations	557,659	1,113,736
Deferred tax assets, net	62,632,660	63,833,063
Other assets	6,300,210	6,349,179
Total Assets	$289,829,081	$222,870,404

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$187,373,780	$121,827,586
Junior subordinated notes	26,804,440	26,804,440
Other liabilities	1,546,068	2,091,480
Total Liabilities	215,724,288	150,723,506
Stockholders' equity	74,104,793	72,146,898
Total Liabilities and Stockholders' Equity	$289,829,081	$222,870,404
Class A Common Shares outstanding	12,631,627	12,631,627
Book value per share	$5.87	$5.71

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016
Interest income	$4,075,160	$2,950,323	$1,513,511	$1,107,783
Interest expense	(1,110,387)	(496,512)	(503,632)	(194,539)
Net interest income, before interest on junior subordinated notes	2,964,773	2,453,811	1,009,879	913,244
Interest expense on junior subordinated notes	(914,055)	(818,169)	(316,176)	(278,196)
Net interest income	2,050,718	1,635,642	693,703	635,048
(Losses) gains on MBS and derivative agreements	(1,125,516)	(1,682,958)	149,221	162,702
Net portfolio income (loss)	925,202	(47,316)	842,924	797,750
Other income	6,845,747	8,473,105	3,165,818	3,176,199
Expenses	(4,551,388)	(4,080,964)	(1,518,441)	(1,357,168)
Net Income before income tax provision	3,219,561	4,344,825	2,490,301	2,616,781
Income tax provision	1,283,181	2,117,899	989,081	1,437,544
Net income	$1,936,380	$2,226,926	$1,501,220	$1,179,237

Basic and Diluted Net Income Per Share of:
CLASS A COMMON STOCK	$0.15	$0.17	$0.12	$0.09
CLASS B COMMON STOCK	$0.15	$0.17	$0.12	$0.09

	Three Months Ended September 30,
Key Balance Sheet Metrics	2017	2016
Average MBS(1)	$170,236,689	$122,219,838
Average repurchase agreements(1)	161,003,151	114,857,881
Average stockholders' equity(1)	73,350,596	70,390,739

Key Performance Metrics
Average yield on MBS(2)	3.56%	3.63%
Average cost of funds(2)	1.25%	0.68%
Average economic cost of funds(3)	1.66%	1.00%
Average interest rate spread(4)	2.31%	2.95%
Average economic interest rate spread(5)	1.90%	2.63%

(1)	Average MBS, repurchase agreements and stockholders' equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, November 3, 2017, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 5577989.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company's website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com